EXHIBIT 10.1

3450 East Miraloma Avenue, Anaheim, CA 92806-2101
(714) 414-4000
pacsun.com

October 25, 2004

Gerald M. Chaney
125 Deer Trail North
Ramsey, New Jersey 07446

Dear Gerry:

I am extremely pleased to offer you the position of Senior Vice President/Chief Financial Officer of Pacific Sunwear of California, Inc. (“The Company”). In this position, you will be part of the Executive Committee of the Company. Your start date is to be no later than December 2, 2004. The following are points pertaining to your employment:

1.	Your annual salary will be $550,000. You will be eligible to receive a performance and salary review for fiscal 2005. Said review is conducted and is generally effective during March/April 2006, and annually thereafter.

2.	You will be eligible for our 2005 bonus plan. Any bonus payments will be made in or around April 2006. Your target bonus potential is 50% of your salary based on both Company earnings for the fiscal year and on your individual performance (80% of the bonus is earnings-related and 20% is discretionary, based on your individual performance). The Company bonus has a potential upside of 200% (i.e., 100% of your salary, with the same distribution of 80% based on earnings and 20% based on individual performance). You must be employed on the date the bonus is paid in order to be eligible for any part of your bonus. The bonus is calculated based on the fiscal year’s performance of the Company. The bonus plan can change in future years.

3.	For fiscal 2004, you will be guaranteed a bonus payment in the amount of $250,000 irrespective of the Company’s or your individual performance. Such payment will be made in or around March/April of 2005.

4.	A recommendation will be made to the Board of Directors to grant you 100,000 shares of nonqualified stock options at fair market value on your start date. Options have a four (4) year vesting, with 25% vested after the first year of service and subsequent monthly vesting thereafter consistent with an additional 25% vesting per year. In addition, you will be granted 25,000 additional shares of nonqualified stock options at fair market value at the time annual grants are made to employees, which is in or around March/April

Gerald Chaney Offer of Employment
October 25, 2004

2005. These options shall have a separate four (4) year vesting schedule, as described herein.

5.	You will be eligible for a car allowance in the pretax amount of $7,200 annually, paid on a bi-weekly basis.

6.	You will be eligible for 4 weeks of paid vacation annually for your first five years of employment and 5 weeks annually thereafter.

7.	The Company will pay for reasonable and customary expenses in regard to your move from New Jersey to the Orange County area, consistent with the terms and conditions of the relocation benefits provided to executives. Relocation benefits are provided with the understanding, and a separately signed agreement, that costs associated with relocation will be reimbursed by you in the event that you leave the company within one year of employment, other than if such transition is through no fault of your own.

8.	You have indicated that you are under no contractual restrictions that would prevent you from accepting employment with the Company and are free to enter into this employment relationship.

You will be entitled to all other Company benefits provided to executives. Currently, those benefits include, but are not limited to, medical, dental, vision, basic and supplemental life and disability insurance. Additionally, we have available an executive deferred compensation plan with a number of different investment options. The Company reserves the right to periodically change benefits.

Gerry, we are extremely excited about the prospect of having you join our organization. Having you as part of our executive team will add a needed expertise and perspective that will assure us of the continued success of the company. We look forward to having your expertise and your impact on the business.

Sincerely,

/s/ ABBY S. AREINOFF

Abby S. Areinoff
Vice President, Human Resources

I acknowledge receipt and acceptance of the above offer of employment with Pacific Sunwear of California, Inc. In this capacity, my services would be exclusively retained by Pacific Sunwear foregoing all previous or future services elsewhere during my employment by the Company. I understand and acknowledge that Pacific Sunwear of California, Inc. is an at-will employer and that my employment may be terminated by the Company or me at any time, with or without prior notice or cause.

Upon acceptance of the above offer, please forward or fax a signed copy of page two only to Human Resources at (714) 414-4260.

Signature:	/s/	GERALD M. CHANEY	Date: November 22, 2004

Gerald M. Chaney